SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


                            ____________________



                                 FORM 8-K

                              CURRENT REPORT
                   Pursuant to Section 13 or 15(d) of the
                       SECURITIES EXCHANGE ACT OF 1934


                           ____________________


Date of Report:  April 30, 1999

GOLDEN CYCLE GOLD CORPORATION
(Exact name of registrant as specified in its charter)

      COLORADO                       0-11226                84-0630963
(State or other jurisdiction of    (Commission           (I.R.S. Employer
incorporation or organization)     File Number)          Identification No.)

2340 Robinson Street, Suite 201, Colorado Springs, Colorado     80904
(Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code:   (719) 471-9013


                           NO CHANGES
(Former name, former address and former fiscal year, if changed since last report)


Total number of sequentially numbered pages in this filing, including exhibits thereto: 3 .

ITEM 1.     CHANGE IN CONTROL OF THE REGISTRANT

Thursday, April 22, 1999, the registrant was advised by Euro-Nevada Mining Corporation, Inc. ("Euro-Nevada") that Euro-Nevada has given notice under its March 12, 1999 letter agreement with certain shareholders of Golden Cycle that Euro-Nevada has elected to terminate its agreement to purchase from them approximately 54% of the issued and outstanding common stock of Golden Cycle on a fully diluted basis.

Golden Cycle previously reported that the closing of this transaction would result in a change of control of the registrant.


EXHIBITS:
     A.  Golden Cycle Gold Corporation news release dated April 22, 1999.





SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


GOLDEN CYCLE GOLD CORPORATION




                                       R. Herbert Hampton
                                       President & CEO



Date:  April 30, 1999

FOR IMMEDIATE RELEASE:  Wednesday, April 21, 1999

CONTACT: R. Herbert Hampton
         Vice President, Finance
         Golden Cycle Gold Corporation
         (719) 471-9013

EURO-NEVADA NOTIFIES GOLDEN CYCLE GOLD CORPORATION OF ITS TERMINATION OF AGREEMENT TO PURCHASE GOLDEN CYCLE SHARES.


Colorado Springs, CO - Golden Cycle Gold Corporation (PCX: GCC) announced today that it had been advised by Euro-Nevada Mining Corporation, Inc. ("Euro-Nevada") that Euro-Nevada has given notice under its March 12, 1999 letter agreement with certain shareholders of Golden Cycle that Euro-Nevada has elected to terminate its agreement to purchase from them approximately 54% of the issued and outstanding common stock of Golden Cycle on a fully diluted basis.

Golden Cycle continues to pursue its operating strategies to search for special situations to enhance the use of its assets, such as the possible project in the Democratic People's Republic of Korea.

Golden Cycle Gold Corporation is a Colorado corporation organized to discover, develop and mine precious metal properties. The primary business of the company consists of its participation in the Cripple Creek & Victor Gold Mining Company, a joint venture with Pikes Peak Mining Company. The Joint Venture engages in gold mining activity in the Cripple Creek area of Colorado.

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not a guarantee of future performance or achievements and involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements.